Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Wells Fargo & Company
(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $1-2/3 per share	Rule 457(c) and Rule 457(h)	45,000,000	$79.81	$3,591,450,000	$138.10 per $1,000,000	$495,980
Total Offering Amount				-	$3,591,450,000	-	$495,980
Total Fee Offsets				-	-	-	-
Net Fee Due				-	-	-	$495,980
(1)Represents 45,000,000 additional shares of Common Stock authorized to be issued under the Wells Fargo & Company Long-Term Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), an indeterminate amount of additional common stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Stock on the NYSE on April 24, 2026 in accordance with Rule 457(c) under the Act.